Exhibit 99.1

Press Release New York

SOTHEBY’S ANNOUNCES 2010 FOURTH QUARTER
AND FULL YEAR RESULTS

• Full Year Revenues Increase 60% to $774.3 million

• Full Year Net Income Improves $167.5 million to $161.0 million with diluted earnings per share of $2.34

• Largest Sales Growth in Auction History

February 28, 2011, New York -- Sotheby’s (NYSE: BID) today announced results for the fourth quarter and year ended December 31, 2010.

2010 brought the best financial results for Sotheby’s in its 267-year history, apart from 2007. Consolidated Sales* were $2.0 billion in the fourth quarter and $4.8 billion in the year, an increase of 57% and 74%, respectively. For the three and twelve months ended December 31, 2010, total revenues were $318.0 million and $774.3 million, respectively, an increase of 46% and 60%, when compared to the same periods in the prior year. This is almost entirely due to an increase in auction commission revenues stemming from strong sales around the world during the periods. In 2010, there was a 105% increase in the number of works sold over $1 million, the point at which the buyer’s premium rate decreases from 20% to 12%. As a result, offsetting the increase in auction commission revenues is a decline in auction commission margin from 20.4% to 18.0% in the fourth quarter and from 20.7% to 18.3% in the full year, largely attributable to this change in sales mix towards higher valued items in both periods.

Operating income for the fourth quarter of 2010 was $155.5 million, a $56.6 million, or 57%, growth from the prior period. For the full year, operating income was $274.0 million, a $220.9 million, or 416% increase from the prior year. These increases are largely due to the aforementioned growth in revenues and are offset by higher incentive compensation costs stemming from the strong results of the periods as well as an increase in direct costs of services that is consistent with the level and composition of our auction offerings during these periods.

Net income for the fourth quarter was up 31% on prior year to $96.2 million, or $1.38 per diluted share and $161.0 million, or $2.34 per diluted share for the full year (compared to net income of $73.6 million, or $1.09 per share in the fourth quarter of 2009 and a net loss of ($6.5) million, or ($0.10) per share for the full year of 2009).

“The net income of $161.0 million that we have been able to deliver in 2010 is our best yearly result ever, apart from 2007. It is a remarkable accomplishment,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “The recovery of the global art market which was aided in part by the increased buying activity of clients from new markets certainly contributed to these results, as did the difficult decisions we had to make beginning in the autumn of 2008 – the headcount reduction, tightening of our cost structure and steadfast focus on auction commission margins – which have paid off considerably and translated to an EBITDA margin** of 37.2% which is 200 basis points higher than in 2007. The leverage in our business model is clear and consistent, and reflects our focused approach to cost discipline and margin management in 2010.

“Our success was achieved with a much lower risk profile than in the previous peak years of 2006 and 2007, as we have been highly selective in our use of auction guarantees and only issued such guarantees in tandem with risk sharing arrangements that very significantly reduced our financial exposure,” continued Mr. Ruprecht.

A solid balance sheet showed cash at the end of 2010 of $483.7 million. Thanks to recent excellent results and liquidity, the Company was able to buy back $48.3 million of its 7.75% Senior Notes in the fourth quarter and further de-leverage our balance sheet. This debt extinguishment incurred a charge of $6.3 million in the fourth quarter but will, however, reduce future annual interest expense by approximately $3.7 million in each of the next three years, 2011 through 2014, and by approximately $1.8 million in 2015. In addition, Sotheby’s was upgraded by both Moody’s and Standard & Poor’s during the year; and was able to extend out the maturity of its bank revolving credit facility by two years to September 2014. As 2011 begins, liquidity is strong.

“The positive momentum continues in 2011,” added Mr. Ruprecht. “Our recently concluded London sales of Impressionist, Modern and Contemporary Art, including the exceptional single owner sale, Looking Closely: A Private Collection brought an outstanding combined total of $390.8 million. This total even exceeds the prior year total of $366.7 million which had included the sale of the then-record breaking Giacometti sculpture which sold for $104.3 million. And we have just announced the sale of a selection of magnificent Imperial Porcelain from the Meiyintang Collection, one of the greatest private collections of Imperial Chinese Porcelain in the world. Estimated at between $91-137 million, the sale in Hong Kong on April 7th is likely to be of historic importance and brings the estimate for the total April Hong Kong series to in excess of $300 million.

“Overall, aggregate auction sales through the first two months of 2011 solidly improved from the first two months of 2010. We hope that 2011 will be another strong year for Sotheby’s and for the art market,” concluded Mr. Ruprecht.

Year to Date 2011 Sales
In January in New York, Sotheby’s Old Master Paintings sale led the market and brought $90.6 million, near the high end of the pre-sale estimate of $65/92 million. Sixteen artists records were broken, including the record for Titian, whose rare The Madonna and Child with Saints Luke and Catherine of Alexandria brought $16.9 million.

Our Impressionist and Modern Art sales in London earlier this month led the market and also sold the two top works of the week. Picasso’s iconic 1932 painting of Marie-Therese Walter, La Lecture, sold for $40.7 million, more than double the pre-sale low estimate. Dali’s masterpiece, Portrait de Paul Eluard was pursued by no fewer than nine prospective buyers and soared above the pre-sale estimate to sell for $21.7 million. It tripled the record established for Dali set earlier in the week and also became a new record price for any Surrealist work of art sold at auction. Totals for Impressionist and Modern Art sold at Sotheby’s, including works from the single owner sale Looking Closely, brought $225.2 million, surpassing the pre-sale high estimate for the series.

Our Contemporary Art Auction series in London also led the market and brought an excellent $161.3 million, well exceeding the pre-sale high estimate for the series of $122 million and representing the second highest total for a London February Contemporary Art Sales series. The top lot of the evening sale was Richter’s Abstraktes Bild of 1990, which sold for $11.5 million, beyond the pre-sale high estimate.

Expectations were high heading into the single owner auction of Looking Closely, and these expectations were more than justified. The Collection entered the rarified group of ‘white glove’ sales when it was 100% sold, totaling $150.5 million and more than doubling the pre-sale low estimate. In addition to the aforementioned Dali record, the Collection included Francis Bacon’s triptych of Lucian Freud, which sold for $37.0 million.

Upcoming Sales
Sotheby’s New York Asia Week begins on March 23rd and include two remarkable single owner sales. First is Informing the Eye of the Collector: Chinese Ceramics and Works of Art from J. T. Tai & Co. which is estimated to bring $3/5 million. Comprising around 600 pieces to be offered in approximately 330 lots, the sale embraces a wide range of works including archaic ritual bronzes and jades, painted and glazed pottery vessels, figures of the Han to Tang dynasties, and ceramic wares of the Song and later dynasties. Second is Harmony of Form, Serenity of Color: A Private Collection of ‘Song’ Ceramics which encompasses a wide range of ‘Song’ Dynasty ceramic art which is known for its timeless beauty and elegance. The sale is estimated to achieve $5/7 million.

Beginning on April 1st, Sotheby’s Hong Kong will be holding its spring series of sales which are estimated to bring in excess of $300 million, combined. Leading the eight day series are two special Evening Sales, featuring two monumental private collections of Chinese Art from Europe. The Meiyintang Collection present iconic pieces from the main reigns from the 14th to the 18th centuries (pre-sale estimate of $91/137 million) and The Ullens Collection offers an opportunity to acquire museum-quality early works of Contemporary Chinese Art (pre-sale estimate of $13/17 million).

On April 12, 1961, Soviet cosmonaut Yuri Gagarin rocketed out of the Earth’s atmosphere aboard the small, spherical Vostok 3KA-3 Space Capsule, becoming the first man to travel into outer space. Almost three weeks beforehand, the Soviet space program launched the final test flight of the Vostok spacecraft in preparation for this momentous event. The Vostok 3KA-2 carried a life-size cosmonaut mannequin, Ivan Ivanovich, and a dog, Zvezdochka, into low Earth orbit, and reentered on its first pass over Russia 115 minutes later. Sotheby’s will offer the Vostok 3KA-2 Space Capsule, which paved the way for Gagarin’s historic mission, in a dedicated auction in New York on April 12, 2011, the 50th anniversary of man’s first flight into outer space (pre-sale estimate of $2/10 million).

Among the highlights of the upcoming season in New York is Andy Warhol’s Sixteen Jackies from 1964 which is estimated to fetch in excess of $20 million and will be included in the May 10th Contemporary Art evening sale.

On May 13th, Sotheby’s New York will offer The Robert Rubin Collection – one of the most important collections of African art to have appeared on the international market in recent years. Mr. Rubin (1934–2009) was a founding trustee of the Museum for African Art in New York and a major figure in the field. His highly selective collection of approximately 50 works reflects his extraordinary taste and discernment. Among the many highlights is a Dogon Nduleri Male Ancestor Figure by the Master of the Slanted Eyes, the companion to a female figure in the collection of the Musée du Louvre in Paris which entered the collection in 2001 (pre-sale estimate $800,000/1.2 million). The collection is estimated to bring more than $4 million.

Sotheby’s London is delighted to offer for sale in April and May the outstanding and scholarly collection of Islamic and Indian Art assembled by the late Stuart Cary Welch. Welch’s career as a lecturer at Harvard (1960-1995) was complemented by his role as curator of Islamic and Indian Art at Harvard Art Museums spanning over forty years. The star lot of the sales is an illustrated leaf depicting the story of King Faridun transforming himself into a dragon to test the courage of his three sons, from one of the most famous illustrated Persian manuscripts ever produced, the Shahnameh of Shah Tahmasp (pre-sale estimate of $3/5 million). The combined sales have a pre-sale estimate in excess of $10 million.

On July 6th, in our London Old Master Paintings sale, we are excited to be able to offer one of the most exceptional Venetian View Paintings ever executed – Francesco Guardi’s Venice, a view of the Rialto Bridge from the Fondamenta del Carbon. Monumental in scale at 45¼ by 78½ inches, it is one of four works that Guardi painted on this grand scale, all executed at around the same time in the late 1760s, which together constitute the pinnacle of Guardi’s output as a painter of vedute and which are generally considered to be Guardi’s greatest works – the first and fullest expression of the artist’s mature style. The work has a pre-sale estimate of $30 million.

Contacts:
Press Department  |  212 606 7176  |  Diana Phillips  |  Diana.Phillips@Sothebys.com
Press Department  |  +44 (0)20 7293 5168  |  Matthew Weigman  |  Matthew.Weigman@Sothebys.com
Investor Relations  |  212 894 1023  |  Jennifer Park  |  Jennifer.Park@Sothebys.com

*Consolidated Sales is defined as the sum of Auction Sales (including buyer’s premium), Private Sales and Dealer Revenues.
**Non-GAAP financial measure. See Appendix B for a reconciliation of the non-GAAP financial measures in this release to the comparable GAAP amounts.
Note: Estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Monday, February 28, 2011, at 4:45 PM EST. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 40251772.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm
You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of dollars, except per share data)

	UNAUDITED Three Months Ended		AUDITED Twelve Months Ended

	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Revenues:
Auction and related revenues	$310,489	$211,783	$731,021	$448,768
Finance revenues	3,117	2,169	9,685	9,073
Dealer revenues	3,244	2,704	29,092	22,339
License fee revenues	907	957	3,682	3,270
Other revenues	203	670	829	1,508

Total revenues	317,960	218,283	774,309	484,958

Expenses:
Direct costs of services	28,362	16,914	60,940	43,429
Dealer cost of sales	1,584	3,029	24,889	24,516
Marketing expenses	3,471	2,863	12,207	10,541
Salaries and related costs	85,610	55,816	253,271	196,269
General and administrative expenses	39,224	33,964	132,566	123,350
Depreciation and amortization expense	4,188	5,634	16,492	21,560
Restructuring charges, net	(4)	1,147	(54)	12,159

Total expenses	162,435	119,367	500,311	431,824

Operating income	155,525	98,916	273,998	53,134

Interest income	612	1,346	1,739	5,357
Interest expense	(11,643)	(11,522)	(46,819)	(45,708)
Extinguishment of debt, net	(6,291)	—	(6,291)	1,039
Write-off of credit facility amendment fees	—	—	—	(3,750)
Other income	1,708	4,733	2,952	5,323

Income before taxes	139,911	93,473	225,579	15,395
Equity in earnings of investees, net of taxes	227	35	644	239
Income tax expense	43,889	19,927	65,273	22,162

Net income (loss)	$96,249	$73,581	$160,950	($6,528)

Basic earnings (loss) per share - Sotheby’s common shareholders	$1.42	$1.09	$2.37	($0.10)

Diluted earnings (loss) per share - Sotheby’s common shareholders	$1.38	$1.09	$2.34	($0.10)

Cash dividends paid per common share	$0.05	$0.05	$0.20	$0.30

APPENDIX B

SOTHEBY’S
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by ** are to “adjusted” non-GAAP financial measures. EBITDA and EBITDA Margin are supplemental measures of Sotheby’s performance that are not required by or presented in accordance with GAAP. EBITDA and EBITDA Margin should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of Sotheby’s liquidity. Management cautions users of Sotheby’s financial statements that amounts presented in accordance with its definitions of EBITDA and EBITDA Margin may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate such measures in the same manner. Management believes that EBITDA and EBITDA Margin provide important supplemental measures of Sotheby’s performance and that these measures may be used by securities analysts, investors and other interested parties in the valuation of Sotheby’s. Management also utilizes EBITDA in analyzing Sotheby’s performance and in the determination of annual incentive compensation. A reconciliation of the non-GAAP financial measures used in this release to the comparable GAAP amounts is included below (in thousands of dollars).

Year Ended December 31, 2010

Net Income	$160,950

Adjustments, net of tax:
Income tax expense	65,273
Income tax expense related to earnings from equity investees	528
Interest income	(1,739)
Interest expense	46,819
Depreciation and amortization expense	16,492

EBITDA	$288,323

Total Revenues	$774,309

EBITDA Margin	37.2%